Exhibit 10.1

PROMISSORY NOTE

Borrower:	Agel Enterprises, Inc. 2174 W. Grove Parkway Pleasant Grove, UT 84062	Lender:	Tamala L. Longaberger 1 Miranova Place Apt. 1425 Columbus, OH

Borrower promises to pay Lender, or order, the principal amount of EIGHT HUNDRED THOUSAND AND 00/100 Dollars ($800,000.00) in lawful money of the United States of America, together with interest on the unpaid principal balance beginning on July 11, 2014, until paid in full.

1.                                      Interest Rate, Default Interest Rate, Late Fees.  The interest rate on this Note shall be TEN PERCENT (10%) per annum.  Interest shall accrue from the date of the Note and shall be computed on the basis of a 365 or 366 day year, as the case may be, and the actual number of days elapsed during the period for which such interest is payable.  In the event that any provision of this Note is in default the interest rate shall remain unchanged.

2.                                      Payment of Principal and Interest.  The payment terms of the Note are as follows:

a.                                      Interest payments of all accrued interest on the then outstanding principal amount due under this Note shall be made on at the term of the note.

b.                                      The balance of all principal and accrued interest shall be paid not later than July 11, 2015 (“Maturity Date”).  Borrower will pay Lender at Lender’s address shown above.

3.                                      Prepayments.  Borrower may prepay this Note in whole or in part at any time, of from time to time, without notice, premium, charge, or penalty.  Prepayment on this Note shall be applied first to accrued and unpaid interest to the date of such prepayment, next to expenses for which Lender is due to be reimbursed under the terms of this Note, and then to the unpaid principal balance hereof.

4.                                      Default.

a.                                      Each of the following shall constitute an event of default under this Note:

1)             Borrower fails to make any payment or cure and late payment when due under this Note.

2)    Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

3)    Borrower defaults under the loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s property or

Borrower’s ability to repay this Note or perform Borrower’s obligations under this Note or any of the related documents.

4)    Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

5)    The insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

6)    Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan evidenced by this Note.  This Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

b.                                      If any default other than a default in payment is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured (and no event of default will have occurred) if Borrower, after receiving written notice from Lender demanding cure of such default; (1) cures the default within fifteen (30) days; or (2) if the cure requires more than thirty (30) days, immediately initiates steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

5.                                      Lender’s Remedies.  Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and the Borrower will pay that amount.

6.                                      Attorneys’ Fees; Expenses.  Lender may hire or pay someone else to help collect this Note, if Borrower does not pay.  Borrower may be required pay Lender that amount.  This includes Lender’s reasonable attorneys’ fees and Lender’s legal expenses, whether or not there is a lawsuit, including without limitations all reasonable attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals.  Borrower may also be required to pay any court costs, in addition to all other sums provided by law.  Both Borrower and Lender agree that the prevailing party shall be entitled to attorney fees, cost and expenses in connection with in any legal proceedings arising out of this note.

7.                                      Assignment of Note.  The obligation and rights under this Note may not be delegated or assigned.

8.                                      Governing Law.  The provisions of this Note shall be interpreted and governed by the laws of the State of Texas.

9.                                      Guarantee.  This note is guaranteed by CVSL Inc.

10.                               General Provisions.  Borrower hereby (a) waives presentment for payment, protest, demand and notice of dishonor and nonpayment of this Note and all other requirements necessary to hold Borrower liable hereunder and (b) consents to any and all extensions of time, renewals, waivers or modifications that may be granted by Lender with respect to the payment or other provisions of this Note.

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Borrower:
Agel Enterprises, Inc.

		By:	/s/ Russ Mack
		Title:	Russ Mack, Vice President

Lender:

By:	/s/ Tamala L. Longaberger
Tamala L. Longaberger

Guarantor:

By:	/s/ Kelly L. Kittrell, as Chief Financial Officer
CVSL Inc.